EXHIBIT 10.58

MEMORANDUM OF AGREEMENT

This MEMORANDUM OF AGREEMENT (the "Memorandum") is made as of November 10, 2005 by and between, Vitronic Machine Vision Ltd., a Georgia limited partnership and Nestor Traffic Systems, Inc., a Delaware corporation, having a place of business at 400 Massasoit ("Distributor" and together with Vitronic, the "Parties" and each singularly a "Party"). Reference is made to that certain Distributorship Agreement by and between the Parties made as of August 17, 2004 (the “Distributorship Agreement”). Distributor and Vitronic intending to be legally bound agree as follows:

That the twelve month periods for minimum turnovers set forth in Section I.D of the Distributorship Agreement shall each be delayed by six months. For example, the minimum turnover set forth in the Distribution Agreement for the twelve months ending December 31, 2005 shall now be the minimum turnover for the twelve month period ending on June 30, 2006.

That for the purposes of calculating turnover for the twelve month period ending June 30, 2006, those Products (as defined in the Distributorship Agreement) purchased in June 2005 shall be deemed to have been purchased on July 1, 2005.

That the initial term of the Distributorship Agreement set forth in Section VIII.A shall be extended by six months.

IN WITNESS WHEREOF, the Parties hereto have set their hands by their duly authorized representatives as of the day and year first above written.

VITRONIC, INC. as General Partner VITRONIC Machine Vision Ltd.		NESTOR TRAFFIC SYSTEMS, INC.
By:	/s/ Gerhard Bar, Michael Schindler	By:	/s/ Nigel P. Hebborn
Name:	Gerhard Bar, Michael Schindler	Name:	Nigel P. Hebborn
Title:	Vice Presidents	Title	President & CEO

For the sole purpose of evidencing Vitronic GmbH's consent to the above modification of the Distributorship Agreement:
VITRONIC GMBH
By:	/s/ Gerhard Bar, Dr. Heiko Frohn
Name:	Gerhard Bar, Dr. Heiko Frohn
Title:	Vice Presidents